Exhibit 99.1

GC Impsat Holdings I Plc Announces Receipt of Required Consents in Solicitation for its 9.875% Senior Notes due 2017

FOR IMMEDIATE RELEASE: THURSDAY, SEPTEMBER 10, 2009

Florham Park, N.J. – GC Impsat Holdings I Plc (“GC Impsat”) announced today that it had received, as of 5:00 p.m. New York City time, on September 10, 2009, (the “Consent Deadline”) tenders and consents from holders of approximately $215.8 million in aggregate principal amount of its 9.875% Senior Notes due 2017 (the “Notes”) (CUSIP Nos. U0390YAA8 and 362241AA9), representing 95.9% of the total outstanding principal amount of the Notes, in connection with the previously announced cash tender offer and consent solicitation for the Notes. The consents received exceed the number needed to approve the proposed amendment to the indenture under which the Notes were issued. Because the Consent Deadline has passed, Notes tendered and consents given may not be validly withdrawn or revoked whether tendered or given prior to or after the Consent Deadline.

As a result of the receipt of the requisite consents, GC Impsat and the trustee under the indenture expect to enter into a supplemental indenture effecting the proposed amendments, substantially as described in the Offer to Purchase and Consent Solicitation Statement dated August 24, 2009 (the “Statement”). The proposed amendments, which will eliminate most of the restrictive covenants and certain events of default, will become operative when GC Impsat accepts for purchase the Notes validly tendered and not withdrawn pursuant to the terms of the Statement. If the tender offer is terminated or withdrawn, or Notes that were validly tendered and not withdrawn are not accepted for purchase for any reason, the proposed amendments to the indenture will not become operative and the covenants, events of default and other provisions in the indenture will remain in their present form.

The tender offer remains open for the tender of Notes not previously tendered and is scheduled to expire at 12:00 midnight, New York City time, on September 21, 2009, unless extended. Holders tendering Notes after the Consent Deadline are not eligible for the consent payment.

Consummation of the tender offer, including the payment of the total consideration or tender offer consideration, as applicable, is subject to the conditions set forth in the Statement including, among other things, the consummation by affiliates of GC Impsat of debt financing on terms and conditions satisfactory to such affiliates of GC Impsat, of which an amount sufficient to pay the amounts payable pursuant to the tender offer and consent solicitation will be contributed, advanced or loaned to GC Impsat in accordance with the terms described in detail in the Statement.

GC Impsat has retained Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. to serve as dealer managers for the tender offer and solicitation agents for the consent solicitation. GC Impsat has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer and consent solicitation.

Requests for documents, including the Statement, may be directed to Global Bondholder Services Corporation by telephone at (866) 544-1500 or (212) 430-3774 or in writing at 65 Broadway - Suite 723, New York, NY, 10006. Questions regarding the tender offer or consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692 (collect).

This press release is neither an offer to purchase, a solicitation for acceptance of an offer to purchase, nor a solicitation of consents with respect to, any securities. The tender offer and consent solicitation is made only by and pursuant to the terms of the Statement and the related Letter of Transmittal. None of GC Impsat, the dealer managers and the solicitation agents or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

FORWARD LOOKING STATEMENTS

This release contains certain forward-looking statements. All forward-looking statements are based on assumptions that GC Impsat believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of GC Impsat’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, GC Impsat disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed in the Statement, which could cause actual results to differ materially from those expressed in any forward-looking statement made by GC Impsat or on GC Impsat’s behalf.

ABOUT GC IMPSAT

GC Impsat is a Latin American communications company that offers a full range of IP and managed data and voice products and services which support a migration path to a fully converged IP environment. GC Impsat is an indirect, wholly-owned subsidiary of Global Crossing Limited (NASDAQ: GLBC), which is a leading global IP solutions provider with the world’s first integrated global IP-based network. Global Crossing offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to nearly 700 cities in more than 60 countries and six continents around the globe. GC Impsat and its subsidiaries comprise part of Global Crossing’s business, with a principal focus on operations in Central and South America.

CONTACT: Global Crossing, +1-973-937-0146